DGSE Announces Receipt of Notice of Late Filing from NYSE MKT LLC

DALLAS, September 6, 2012 — DGSE Companies, Inc. (DGSE) (the “Company”) announced today that, on August 31, 2012, the Company received notice from the staff of NYSE MKT LLC (the “NYSE” or the “Exchange”) that it was not in compliance with Sections 134 and 1101 of the NYSE Company Guide as a result of the Company’s inability to timely file its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012. The Company was previously afforded the opportunity to submit a plan of compliance (the “Plan of Compliance”) to the Exchange, and on May 31, 2012, the Exchange notified the Company that it had accepted the Plan of Compliance and had granted the Company an extension until October 31, 2012 to comply with all of the Exchange’s continued listing standards. The Company is not required to submit an additional plan of compliance in connection with the delinquency of its Form 10-Q, although the Company continues to be subject to periodic review by the staff of the Exchange during the extension period. The notification from the Exchange has no immediate effect on the listing of the Company’s common stock on the Exchange. Company management fully expects to execute the Plan of Compliance and regain compliance with the Exchange’s continued listing standards by October 31, 2012.

About DGSE Companies, Inc.

DGSE Companies, Inc. wholesales and retails jewelry, diamonds, fine watches, and precious metal bullion and rare coin products through its Bullion Express, Charleston Gold & Diamond Exchange, Dallas Gold & Silver Exchange, Southern Bullion Coin & Jewelry and Superior Gold & Diamond Exchange operations. DGSE also owns Fairchild International, Inc., one of the largest vintage watch wholesalers in the country. In addition to its retail facilities in Alabama, California, Florida, Georgia, Illinois, North Carolina, South Carolina, Tennessee and Texas, the Company operates internet websites which can be accessed at www.bullionexpress.com, www.dgse.com, www.cgdeinc.com and www.sbcoin.com. Real-time price quotations and real-time order execution in precious metals are provided on another DGSE website at www.USBullionExchange.com. Wholesale customers can access the full vintage watch inventory through the restricted site at www.FairchildWatches.com.

The Company is headquartered in Dallas, Texas and its common stock trades on NYSE Amex Exchange under the symbol "DGSE."

This press release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Investor relations contact: William H. Oyster, 800.527.5307.